December 30, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES CHANGES
TO ITS BOARD OF DIRECTORS

DENVER – DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the General Partner, announced today the departure of Fred J. Fowler as a Spectra Energy representative to its board of directors and the appointment of Alan N. Harris to the board effective January 1, 2009.

“Fred Fowler announced his retirement from Spectra Energy last June, with an effective date at the end of this year.  We wish Fred the best in his retirement and we want to thank him for his dedicated leadership of DCP Midstream Partners,” said Tom O’Connor, chairman of the board of directors.  “We are excited about the addition of Alan Harris to our board of directors.  I’ve known Alan for many years and he brings to the board many years of strong leadership experience at Duke Energy and now Spectra Energy.”

Mr. Harris, 55, has been in the energy industry for over 30 years.  He is currently chief development and operations officer of Spectra Energy.  Prior to Spectra Energy’s spin-off from Duke Energy in 2007, Mr. Harris served as group vice president and chief financial officer of Duke Energy Gas Transmission (DEGT) from February 2004 and was named executive vice president of DEGT in December 2002.  Mr. Harris, who joined the corporation in 1982, has served in a number of other senior management positions since that time.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.